IntelGenx Achieves Positive Bioequivalence Results for Erectile Dysfunction VersaFilm™ Tadalafil Product

Saint Laurent, Quebec, - (Newsfile Corp. - February 24, 2014) - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) (“IntelGenx”), a Canadian drug delivery company focusing on oral drug delivery, today announced the completion of a pilot biostudy with its proprietary VersaFilm™ tadalafil product for erectile dysfunction that indicated bioequivalence with the leading brand reference listed drug (RLD) tadalafil product.

This was a randomized, two-period, two-way crossover study in healthy male subjects. The study was designed to determine whether VersaFilm™ tadalafil was bioequivalent as measured by industry standard pharmacokinetic measures of peak plasma concentration (Cmax) and area under the curve (AUC). The study results demonstrated that VersaFilm™ tadalafil was within an acceptable range of bioequivalency with the RLD on both of these measures.

“The completion of this pilot biostudy confirms that we can continue the development of our VersaFilm™ tadalafil product” said Rajiv Khosla, IntelGenx' President and CEO. "We now plan to progress this project, leading to a pivotal bioequivalence study, with the objective of filing a 505(b)(2) NDA with the U.S. Food and Drug Administration."

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx’ development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Rajiv Khosla,
President and CEO
IntelGenx Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com